                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                        PENN TREATY AMERICAN CORPORATION
                                (Name of Issuer)

                          COMMON STOCK, $.10 PAR VALUE
                         (Title of Class of Securities)

                                    707874103
                                 (CUSIP Number)


                               Michael J. Gibbons
                             Chief Financial Officer

                                WL Ross & Co. LLC
                        101 East 52nd Street, 19th Floor
                               New York, NY 10022
                                 (212) 826-2042

                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 29, 2003
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP NO. 707874103                                           PAGE 2 OF 11 PAGES

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1     NAME OF REPORTING PERSON                              WL Ross & Co. LLC

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*                                      OO

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware

--------------------------------------------------------------------------------
  NUMBER OF     7      SOLE VOTING POWER                    0

   SHARES      -----------------------------------------------------------------

BENEFICIALLY    8      SHARED VOTING POWER                  10,069,714

  OWNED BY     -----------------------------------------------------------------

    EACH        9      SOLE DISPOSITIVE POWER               0

  REPORTING    -----------------------------------------------------------------

 PERSON WITH   10      SHARED DISPOSITIVE POWER             10,069,714

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      10,069,714

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    32.3%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*                             OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 707874103                                           PAGE 3 OF 11 PAGES

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON                        WLR Recovery Fund II, L.P.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*                                      WC

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware

--------------------------------------------------------------------------------
  NUMBER OF     7      SOLE VOTING POWER                    0

   SHARES      -----------------------------------------------------------------

BENEFICIALLY    8      SHARED VOTING POWER                  10,069,714

  OWNED BY     -----------------------------------------------------------------

    EACH        9      SOLE DISPOSITIVE POWER               0

  REPORTING    -----------------------------------------------------------------

 PERSON WITH   10      SHARED DISPOSITIVE POWER             10,069,714

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      10,069,714

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    32.3%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*                             PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 707874103                                           PAGE 4 OF 11 PAGES

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON                    WLR Recovery Associates II LLC

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*                                      OO

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION                  Delaware

--------------------------------------------------------------------------------
  NUMBER OF     7      SOLE VOTING POWER                    0

   SHARES      -----------------------------------------------------------------

BENEFICIALLY    8      SHARED VOTING POWER                  10,069,714

  OWNED BY     -----------------------------------------------------------------

    EACH        9      SOLE DISPOSITIVE POWER               0

  REPORTING    -----------------------------------------------------------------

 PERSON WITH   10      SHARED DISPOSITIVE POWER             10,069,714

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      10,069,714
--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    32.3%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*                             OO

--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 707874103                                           PAGE 5 OF 11 PAGES

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1     NAME OF REPORTING PERSON                               Wilbur L. Ross, Jr.

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     SOURCE OF FUNDS*                                      OO

--------------------------------------------------------------------------------
5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6     CITIZENSHIP OR PLACE OF ORGANIZATION                  United States

--------------------------------------------------------------------------------
  NUMBER OF     7      SOLE VOTING POWER                    0

   SHARES      -----------------------------------------------------------------

BENEFICIALLY    8      SHARED VOTING POWER                  10,069,714

  OWNED BY     -----------------------------------------------------------------

    EACH        9      SOLE DISPOSITIVE POWER               0

  REPORTING    -----------------------------------------------------------------

 PERSON WITH   10      SHARED DISPOSITIVE POWER             10,069,714

--------------------------------------------------------------------------------
11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                      10,069,714

--------------------------------------------------------------------------------
12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*                                                        [ ]

--------------------------------------------------------------------------------
13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)    32.3%

--------------------------------------------------------------------------------
14    TYPE OF REPORTING PERSON*                             IN

--------------------------------------------------------------------------------

This Amendment No. 1 (the "Amendment") is filed jointly on behalf of W.L. Ross & Co. LLC, WLR Recovery Fund II, L.P., WLR Recovery Associates II LLC and Wilbur
L. Ross, Jr. (the "Reporting Persons"). This Amendment amends and supplements the Schedule 13D filed by the Reporting Persons on April 7, 2003 (the "Schedule 13D"). Except as provided herein, this Amendment does not modify any of the information previously reported on the Schedule 13D.

The Schedule 13D is hereby amended as follows:

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a)-(b) Ownership percentages are based on 21,069,735 shares of Common Stock reported to be outstanding as of August 7, 2003, as reflected in the Issuer's quarterly report on Form 10-Q filed on August 14, 2003. For each of the Reporting Persons, beneficial ownership of 10,069,714 shares represents the total number of shares of Common Stock issuable upon conversion of the issuer's convertible subordinated notes held by WLR Recovery Fund II, L.P. The notes were acquired in two transactions with the Issuer and are convertible into Common Stock of the Issuer at a price of $1.75 per share.

  (I)  WLR Recovery Fund II, L.P.

  (a)  Amount beneficially owned:                                     10,069,714

  (b)  Percent of Class:                                                   32.3%
  (c)  Number of shares as to which such person has:

      (i)   Sole power to vote or direct the vote:                             0
      (ii)  Shared power to vote or to direct the vote:               10,069,714
      (iii) Sole power to dispose or direct the disposition of:                0
      (iv)  Shared power to dispose or to direct the disposition of:  10,069,714


  (II) WLR Recovery Associates II, LLC

  (a)  Amount beneficially owned:                                     10,069,714
  (b)  Percent of Class:                                                   32.3%
  (c)  Number of shares as to which such person has:

      (i)   Sole power to vote or direct the vote:                             0
      (ii)  Shared power to vote or to direct the vote:               10,069,714
      (iii) Sole power to dispose or direct the disposition of:                0
      (iv)  Shared power to dispose or to direct the disposition of:  10,069,714


  (III) WL Ross & Co. LLC

  (a)  Amount beneficially owned:                                     10,069,714
  (b)  Percent of Class:                                                   32.3%
  (c)  Number of shares as to which such person has:

      (i)  Sole power to vote or direct the vote:                              0

      (ii)  Shared power to vote or to direct the vote:               10,069,714
      (iii) Sole power to dispose or direct the disposition of:                0
      (iv)  Shared power to dispose or to direct the disposition of:  10,069,714


  (IV)  Wilbur L. Ross, Jr.

  (a)  Amount beneficially owned:                                     10,069,714
  (b)  Percent of Class:                                                   32.3%
  (c)  Number of shares as to which such person has:

      (i)   Sole power to vote or direct the vote:                             0
      (ii)  Shared power to vote or to direct the vote:               10,069,714
      (iii) Sole power to dispose or direct the disposition of:                0
      (iv)  Shared power to dispose or to direct the disposition of:  10,069,714


(c) On September 29, 2003, WLR Recovery Fund II, L.P. sold $1,100,000.00 in aggregate principal amount of the convertible subordinated notes for a price of $1,213,975 in a private sale.


(d) Not applicable.

(e) Not applicable.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

October 2, 2003

                                    WLR RECOVERY FUND II, L.P.

                                           By:   WLR Recovery Associates II LLC,
                                                 its General Partner

                                                 By:  /s/ Wilbur L. Ross, Jr.
                                                      -----------------------
                                                      Wilbur L. Ross, Jr.
                                                      Its Managing Member

                                    WLR RECOVERY ASSOCIATES II, LLC

                                           By:/s/ Wilbur L. Ross, Jr.
                                              -----------------------
                                                 Wilbur L. Ross, Jr.
                                                 Its Managing Member

                                    WL ROSS & CO. LLC

                                           By:  /s/ Wilbur L. Ross, Jr.
                                                -----------------------
                                                 Wilbur L. Ross, Jr.
                                                 Its Managing Member

                                    /s/ Wilbur L. Ross, Jr.
                                    -----------------------
                                    Wilbur L. Ross, Jr.